Exhibit 10.2

[Certain portions of this document have been omitted pursuant to Item 601(b)(10) of Regulation S-K and, where applicable, have been marked with “[*]” to indicate where omissions have been made. The marked information has been omitted because it is (i) not material and (ii) is the type that the registrant treats as private or confidential.]

WORKHORSE GROUP INC.
3600 Park 42 Drive
Suite 160E
Sharonville, Ohio 45241

February 12, 2025

The Investor (as defined below)
signatory hereto.

Re: Workhorse Group, Inc.

Dear Sir or Madam:

Reference is hereby made to that certain Securities Purchase Agreement (the “Securities Purchase Agreement”), dated March 15, 2024, by and between [*] (the “Original Investor”) and Workhorse Group Inc., a Nevada corporation with offices located at 3600 Park 42 Drive, Suite 160E, Sharonville, Ohio 45241 (the “Company”), pursuant to which the Company, subject to the satisfaction of certain conditions set forth therein, has sold (with respect to the Original Investor), and may sell (with respect to the Investor (as defined below)), certain Notes (as defined in the Securities Purchase Agreement) and Warrants (as defined in the Securities Purchase Agreement). Prior to the date hereof, pursuant to that certain assignment agreement, dated February 12, 2025, the Original Investor assigned its rights to purchase Additional Notes and Additional Warrants pursuant to the Securities Purchase Agreement to the undersigned (the “Investor”). Capitalized terms not defined herein shall have the meaning as set forth in the Securities Purchase Agreement.

The Company and the Investor mutually desire to consummate an Additional Closing of (i) at least $35 million in aggregate principal amount of Additional Notes (the “Proposed Additional Note”, such aggregate principal amount of such Proposed Additional Note, the “Proposed Principal Amount” and such Additional Closing with respect thereto, the “Proposed Additional Closing”) and (ii) certain Additional Warrants, which shall be subject to the terms and conditions of this letter agreement, as follows:

(a) Lockbox Agreement. Prior to the time of the Proposed Additional Closing, the Company and the Collateral Agent, for the benefit of the Investor, shall enter into a deposit account control agreement (the “Lockbox DACA”), in form and substance satisfactory to the Company and the Collateral Agent, with respect to Account Number: [*] (the “Lockbox Account”) with [*] (including any successor thereto approved by the Collateral Agent, in its sole discretion, the “Lockbox Bank”), which Lockbox Account shall be subject to the restriction that no Cash deposited into such Lockbox Account shall be released by the Lockbox Bank to the Company (or at the direction of the Company) without the written signature of the Collateral Agent. The Lockbox DACA shall provide, among other things, that (A) the Lockbox Bank will comply with any and all instructions originated by the Collateral Agent directing the disposition of any Cash (and/or other assets, as applicable) in the Lockbox Account without further consent by the Company or any of its Subsidiaries, (B) the Lockbox Bank shall waive, subordinate and agree not to exercise any rights of setoff or recoupment or any other claim against the Lockbox Account other than for payment of its service fees and other charges directly related to the administration of the Lockbox Account and for returned checks or other items of payment, and (C) the Lockbox Bank shall not comply with any instructions, directions or orders of any form with respect to the Lockbox Account other than instructions, directions or orders originated by the Collateral Agent.

(b) Deposit with respect to Proposed Additional Closing; Restricted Principal. On the Additional Closing Date with respect to the Proposed Additional Closing, the Company shall direct the Investor to wire $30,392,500 of the Purchase Price (the “Initial Lockbox Deposit Amount”) of the Investor with respect to the Proposed Additional Closing to be deposited into the Lockbox Account. The Company and the Investor hereby acknowledge and agree that as of the Additional Closing Date with respect to the Proposed Additional Closing and deposit of such Initial Lockbox Deposit Amount into the Lockbox Account, an Initial Lockbox Deposit Amount of Restricted Principal shall exist under the Proposed Additional Note. The Company shall maintain a register of any Restricted Principal (as defined below) in the Proposed Additional Note, from time to time, and each occurrence of all, or any part, of Restricted Principal becoming unrestricted upon any Lockbox Release Event (as defined below). Any conversion notice with respect to the Proposed Additional Note shall specify whether any Restricted Principal is being converted thereunder.

(c) Lockbox Release Event.

(i) Upon the occurrence of any Lockbox Release Event, the Collateral Agent shall, as soon as commercially practicable, but in no event later than one (1) Trading Day thereafter, cause a Cash amount equal to such applicable Lockbox Release Amount subject to such Lockbox Release Event to be released from the Lockbox Account (as calculated in accordance with the definition of Lockbox Release Event below, each, a “Lockbox Release Amount”) and deposited into a bank account specified in writing by the Company on or prior to such date (each a “Lockbox Release”); provided, that if the Company fails to select a bank account in a writing delivered to the Collateral Agent on or prior to such first Trading Day, the Collateral Agent shall effect such Lockbox Release as soon as commercially practicable after receipt of such bank account election from the Company.

(ii) For the purpose of this Agreement, the following definitions shall apply:

a.	“Cash” of the Company and its Subsidiaries on any date shall be determined from such Persons’ books maintained in accordance with GAAP, and means, without duplication, the cash, cash equivalents and Eligible Marketable Securities accrued by the Company and its wholly owned Subsidiaries on a consolidated basis on such date.

b.	“Eligible Marketable Securities” as of any date means marketable securities which would be reflected on a consolidated balance sheet of the Company and its Subsidiaries prepared as of such date in accordance with GAAP, and which are permitted under the Company’s investment policies as in effect on the Issuance Date or approved thereafter by the Company’s Board of Directors.

c.	“Lockbox Release Amount” means, with respect to any given Lockbox Release Event, such amount of Cash as specified in the applicable clause of the definition of “Lockbox Release Event”.

d.	“Lockbox Release Event” means, as applicable, (i) with respect to any voluntary conversion of this Note, each of (A) the Company’s receipt of a Conversion Notice pursuant to the Proposed Additional Note executed by the Investor in which all, or any part, of the Conversion Amount to be converted includes any Restricted Principal, the amount of Cash from the Lockbox Account equal to the lesser of (x) the remaining Cash (and/or other assets) in the Lockbox Account and (y) such portion of the Cash (and/or other assets) in the Lockbox Account represented by Restricted Principal subject to conversion in such applicable Conversion Notice and (B) the Company’s receipt of written confirmation by the Investor that the Common Stock issued pursuant to such Conversion Notice have been properly delivered in accordance with Section 3(c) of the Proposed Additional Note (in each case, as adjusted, if applicable, to reflect the withdrawal of any Conversion Notice, in whole or in part, by the Investor, whether pursuant to Section 3(c)(ii) of the Proposed Additional Note or otherwise), (ii) the Company’s receipt of a notice by the Investor voluntarily electing to effect a release of all, or any part, of any Cash (and/or other assets) then held in the Lockbox Account, (iii) such date that no Restricted Principal remains outstanding, (iv) on March 3, 2025 (and on the first (1st) Trading Day of each calendar month thereafter), if no Equity Conditions Failure (as defined in the Proposed Additional Note) then exits and, as of such date of determination, no Lockbox Volume Failure (as defined below) or Lockbox Price Failure (as defined below) then exists, the lesser of (x) the remaining Cash (and/or other assets) in the Lockbox Account and (y) the applicable Market Release Amount of Cash then held in the Lockbox Account, but not with respect to any other Cash (and/or other assets) then held in the Lockbox Account or (v) if for any consecutive thirty (30) Trading Day period after the Issuance Date (as defined in the Proposed Additional Note), no Equity Conditions Failure (as defined in the Proposed Additional Note) exits and, as of such date of determination, no Lockbox Volume Failure (as defined below) or Lockbox Price Failure (as defined below) then exists, as applicable, and the Company delivers a written notice to the Investor and the Collateral Agent certifying to the foregoing (each, a “Market Release Event”), solely with respect to the applicable Market Release Amount, but not with respect to any other Cash (and/or other assets) then held in the Lockbox Account; provided that only one (1) Market Release Event may occur in any thirty (30) Trading Day period.

e.	“Lockbox Volume Failure” means, with respect to a particular date of determination, the aggregate daily dollar trading volume (as reported on Bloomberg) of the Common Stock on the Principal Market on any Trading Day during the thirty (30) Trading Day period ending on the Trading Day immediately preceding such date of determination, is less than $5,000,000.

f.	“Lockbox Price Failure” means, with respect to a particular date of determination, the VWAP of the Common Stock on any Trading Day during the thirty (30) Trading Day period ending on the Trading Day immediately preceding such date of determination fails to exceed $1.00 (as adjusted for stock splits, stock dividends, stock combinations, recapitalizations or other similar transactions occurring after the Issuance Date of the Proposed Additional Note) (each, a “Lockbox Price Measuring Period”). All such determinations to be appropriately adjusted for any stock splits, stock dividends, stock combinations, recapitalizations or other similar transactions during any such measuring period.

g.	“Market Release Amount” means, with respect to any given Lockbox Release Event, the lesser of (A) the remaining Cash (and/or other assets)in the Lockbox Account and (B) the difference of (x) $2,625,000 less (y) the aggregate amount of Cash (and/or other assets) released from the Lockbox Account to the Company during the applicable Lockbox Price Measuring Period, if any.

h.	“Restricted Principal” means, as of any given date, the difference of (i) all Cash (and/or other assets) held in the Lockbox Account of the Collateral Agent, for the benefit of the Investor, as of the Additional Closing Date of the issuance of the Proposed Additional Note and (ii) all Cash (and/or other assets) released from the Lockbox of the Collateral Agent, for the benefit of the Investor, to the Company (or at the Company’s direction) on or prior to such given date.

(d) Security Interest. In addition to, but not in limitation of, anything set forth in the Security Documents, the Company hereby grants and pledges to the Collateral Agent, for the benefit of the Investor, a continuing security interest in any Cash (or other assets), from time to time, in the Lockbox Account (the “Cash Collateral”) to secure prompt repayment of any and all amounts outstanding hereunder and pursuant to the Transaction Documents from time to time and to secure prompt performance by the Company of each of its covenants and duties under the Transaction Documents. Such security interest constitutes a valid, first priority security interest in the presently existing Cash Collateral, and will constitute a valid, first priority security interest in later-acquired Cash Collateral. Notwithstanding any filings undertaken related to the Collateral Agent’s rights under the New York Uniform Commercial Code or any other applicable law, rules and/or regulations with respect thereto, the Collateral Agent’s Lien on the Cash Collateral shall remain in effect for so long as any Restricted Principal remains outstanding under the Proposed Additional Note and/or any Cash Payment Obligations (as defined below) exist. Notwithstanding the foregoing, upon any Lockbox Release, but solely with respect to such applicable Lockbox Release Amount, the Collateral Agent hereby automatically releases any Lien hereunder on such Lockbox Release Amount. The Company hereby (i) authorizes the Collateral Agent to file, one or more financing or continuation statements, and amendments thereto, relating to the Cash Collateral and (ii) ratifies such authorization to the extent that the Collateral Agent has filed any such financing or continuation statements, or amendments thereto, prior to the date hereof.

(e) Cash Payment Obligations. Notwithstanding anything herein to the contrary, at the option of the Investor, the Investor may satisfy all, or any part, of any redemption or other cash payment obligation of the Company pursuant to the Proposed Additional Note and/or pursuant to any other Transaction Document, including the reimbursement of any legal fees or expenses provided hereunder or thereunder (each, a “Cash Payment Obligation”), from the Cash Collateral in the Lockbox Account, including, without limitation, in connection with any redemption hereunder or payment due at the Maturity Date (as defined in the Proposed Additional Note). In connection with any Cash Payment Obligation hereunder, the Company hereby irrevocably consents to the Collateral Agent’s delivery of an instruction letter to the Lockbox Bank to release Cash Collateral from the Lockbox Account in an amount not to exceed such Cash Payment Obligation to the Investor. In addition, upon the occurrence of any event which could reasonably be expected to result in a Cash Payment Obligation, the Collateral Agent may, at the Investor’s option and written direction (which may be an e-mail), withdraw all, or any part, of the Cash Collateral in the Lockbox Account; provided that (x) such withdrawn amount shall not exceed such amount which the Investor reasonably believes would be necessary to satisfy such Cash Payment Obligation, and (y) such withdrawal shall not constitute the delivery of a Redemption Notice pursuant to the Proposed Additional Note or any other Note then held by the Investor (each, a “Investor Note”) or payment pursuant to any Investor Note unless the Investor specifies in writing to the Company that the Investor has applied such Cash Collateral in satisfaction of such Cash Payment Obligation. For the avoidance of doubt, and not withstanding anything herein to the contrary, at such time as the only remaining Cash Payment Obligations hereunder and pursuant to the Transaction Documents equals (or is less than) the fair market value of the Cash Collateral then held in the Lockbox Account, the Collateral Agent shall be required to deliver an instruction letter to the Lockbox Bank to release Cash Collateral from the Lockbox Account to satisfy such Cash Payment Obligations prior to taking any actions against any other Collateral of the Company or demanding any other cash payment from the Company or any of its Subsidiaries with respect thereto.

(f) Lockbox Default. If the Lockbox Bank or the Company breaches any covenant or other term or condition of any Lockbox DACA or otherwise fails to promptly comply with the instructions of the Collateral Agent in connection with the Cash Collateral, the Collateral Agent may, upon receipt of written direction from the Investor (which may be an e-mail) at the Investor’s option, withdraw the Cash Collateral from the Lockbox Bank and hold such Cash Collateral until such time as (x) the Company and the Collateral Agent have agreed upon a replacement Lockbox Bank and (y) a Lockbox DACA with respect to such Cash Collateral and a new account shall have been duly executed by the Company, the Collateral Agent and the replacement Lockbox Bank. Notwithstanding anything herein to the contrary, if the Company or any of its Subsidiaries receives any of the Cash Collateral in breach of any Lockbox DACA (or receives notice from the Collateral Agent that an amount was wired to the Company from the Lockbox Account without the proper authorization of the Collateral Agent and/or the Investor), the Company shall promptly cause such amounts to be returned to the Lockbox Account.

(g) Limited Waiver. Notwithstanding anything in the Note to the contrary, upon the occurrence of a Change of Control pursuant to which the Investor shall have delivered to the Company a Change of Control Redemption Notice that includes the redemption of all, or any part, of Restricted Principal (such aggregate amount of Restricted Principal, each a “Change of Control Restricted Principal Amount”), solely with respect to such applicable Change of Control Restricted Principal Amount, and not with respect to any other portion of any Conversion Amount to be redeemed pursuant to such applicable Change of Control Redemption Notice, the defined term “Redemption Premium” as used in Section 5(b) of the Note shall be waived, in part, such that “125%” as used therein shall be replaced with “110%” solely for the calculation of such portion of the Change of Control Redemption Price attributable to such Change of Control Restricted Principal Amount (and not with respect to any other portion of any Conversion Amount to be redeemed pursuant to such applicable Change of Control Redemption Notice).

At the request of either party, the other party shall execute, acknowledge and deliver, without further consideration, all such further assignments, conveyances, endorsements, deeds, powers of attorney, consents and other documents and take such other action as may be reasonably requested to consummate the transactions contemplated by this letter agreement.

Any term, provision, covenant, representation, warranty or condition of this letter agreement may be waived, but only by a written instrument signed by the party entitled to the benefits thereof. The failure or delay of any party at any time or times to require performance of any provision hereof or to exercise its rights with respect to any provision hereof shall in no manner operate as a waiver of or affect such party's right at a later time to enforce the same. No waiver by any party of any condition, or of the breach of any term, provision, covenant, representation or warranty contained in this letter agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or waiver of any other condition or of the breach of any other term, provision, covenant, representation or warranty. No modification or amendment of this letter agreement shall be valid and binding unless it be in writing and signed by all parties hereto.

The Company shall, on or before 8:30 a.m., New York City time, on the first business day after the date of this letter, file a Current Report on Form 8-K with the SEC disclosing all material terms of the transactions contemplated hereby and attaching the form of this letter as an exhibit thereto (collectively with all exhibits attached thereto, the “8-K Filing”). From and after the 8-K Filing, the Investor shall not be in possession of any material, nonpublic information received from the Company or any of its Subsidiaries or any of their respective officers, directors, employees, affiliates or agents, that is not disclosed in the 8-K Filing. In addition, effective upon the issuance of the 8-K Filing, the Company acknowledges and agrees that any and all confidentiality or similar obligations under any letter, whether written or oral, between the Company, any of its subsidiaries or any of their respective officers, directors, affiliates, employees or agents, on the one hand, and the Investor or any of its affiliates, on the other hand, shall terminate and be of no further force or effect. The Company understands and confirms that the Investor will rely on the foregoing representations in effecting transactions in securities of the Company.

All questions concerning the construction, validity, enforcement and interpretation of this letter agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this letter agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

This letter agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns. Neither the Company nor the Investor shall assign this letter agreement or any of their respective rights or obligations hereunder without the prior written consent of the other party.

This letter agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party. In the event that any signature is delivered by facsimile transmission or by an e-mail which contains a portable document format (.pdf) file of an executed signature page, such signature page shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.

If any term, provision, covenant or restriction of this letter agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this letter agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated and the parties shall negotiate in good faith to modify this letter agreement to preserve each party’s anticipated benefits under this letter agreement.

This letter agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

The language used in this letter agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

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To evidence your agreement to the above, please sign and date below.

Very truly yours,

WORKHORSE GROUP INC.

By:
Name:
Title:

ACCEPTED AND AGREED TO
AS OF THIS 12TH OF
FEBRUARY, 2025 BY:

[*]

By:
Name:
Title: